Exhibit 99.1

FOR IMMEDIATE RELEASE:

Ann Taylor Reports Third Quarter 2009 Results

Better Product, Strong Gross Margin and Cost Savings Contribute to Higher Earnings

New York, NY, November 20, 2009 – Ann Taylor Stores Corporation (NYSE: ANN) today reported results for the third quarter of fiscal 2009, ended October 31, 2009.

For the quarter, the Company reported earnings per diluted share of $0.20 excluding after-tax restructuring and asset impairment charges of $0.17 per diluted share, compared with earnings per diluted share of $0.03 in the third quarter of 2008, excluding after-tax restructuring and asset impairment charges totaling $0.27 per diluted share. On a GAAP basis, including the aforementioned restructuring and impairment charges, earnings per diluted share was $0.03 in the third quarter of 2009, compared with a loss per diluted share of $0.24 in the third quarter of 2008.

Kay Krill, President and Chief Executive Officer, commented, “Our results for the quarter were a direct result of our strategy to maximize gross margin performance by tightly managing inventories, focusing on full-price selling and controlling costs. I am pleased that our performance also reflects the cumulative benefits of our ongoing restructuring program initiatives. Today, we are a more efficient and effective Company. Our emphasis going forward is to continue the repositioning of the Ann Taylor division and to ensure that LOFT further strengthens its positioning as the destination for casual, feminine and stylish product at great value.

“We have made significant progress on enhancing and differentiating our brands and providing our clients with style, quality and value. LOFT’s product offering resonated with our clients, with casual apparel performing particularly well. I am pleased with the response to our newer categories, which expand the LOFT brand to better serve our clients’ lifestyle needs. At Ann Taylor, the launch of the new Fall collection was an important first step in our multi-season strategy to reposition the brand. The initial client response has been encouraging, and we look forward to further progress as we continue to test, learn from and refine the assortment. Looking ahead, we expect to build on the product successes we’ve achieved to date and move forward on our objective of building sales momentum and profitable growth.”

Fiscal 2009 Third Quarter Results

Net sales for the third quarter of fiscal 2009 were $462.4 million, compared with net sales of $527.2 million in the third quarter of fiscal 2008. By division, net sales at Ann Taylor were $112.3 million in the third quarter of 2009, compared with net sales of $159.5 million in the third quarter of 2008. At LOFT, net sales were $234.0 million in the third quarter of 2009, compared with net sales of $263.0 million in the third quarter of 2008.

Comparable store sales for the quarter declined 13.7% versus the prior year. At Ann Taylor, comparable store sales declined 25.8% and at LOFT, comparable stores sales declined 9.7%.

Gross margin, as a percentage of sales, was 57.3%, 850 basis points higher than the gross margin rate achieved in the third quarter of 2008. This strong gross margin performance reflected the success of the Company’s strategy to conservatively position inventory levels across both divisions as well as a lower level of promotional activity in the quarter.

Selling, general and administrative expenses for the third quarter of 2009 declined by approximately $8.6 million, or 3.4% versus year-ago, to $246.2 million, relative to a 2.5% decline in weighted average square footage for the quarter. This decline in expenses reflected restructuring program savings, as well as continued aggressive management of expenses, partially offset by an increase in performance-based compensation versus the 2008 period.

During the quarter, the Company recorded a pre-tax restructuring charge of $0.6 million associated with its previously announced strategic restructuring program, compared with pre-tax restructuring charges totaling $19.9 million in the third quarter of 2008. On an after-tax basis, third quarter 2009 restructuring charges totaled $0.4 million, or $0.01 per diluted share, compared with total restructuring charges of $13.2 million, or $0.24 per diluted share, in the third quarter of 2008.

The Company also recorded pre-tax non-cash asset impairment charges totaling $15.3 million related to stores not included in the Company’s restructuring program, compared with pre-tax non-cash asset impairment charges totaling $2.7 million in the third quarter of 2008. On an after-tax basis, third quarter 2009 asset impairment charges totaled $10.2 million, or $0.16 per diluted share, compared with after-tax asset impairment charges of $1.8 million, or $0.03 per diluted share, in the third quarter of 2008.

Excluding restructuring and asset impairment charges, the Company reported operating income of $18.7 million for the quarter, compared with operating income of $2.4 million in the third quarter of 2008. On the same basis, the Company reported net income in the quarter of $12.0 million, or $0.20 per diluted share, compared with net income of $1.6 million, or $0.03 per diluted share in the third quarter of 2008. The tax rate used to calculate non-GAAP after-tax restructuring and asset impairment charges and non-GAAP net income for the third quarter of 2009 was adjusted to remove the cumulative impact of an updated full year estimated effective tax rate, and therefore reflects the expected rate for the period.

On a GAAP basis, the Company reported operating income of $2.7 million in the third quarter of 2009, compared with an operating loss of $20.2 million in the third quarter of 2008. On the same basis, the Company reported net income of $2.1 million, or $0.03 per diluted share, in the third quarter of 2009, compared with a net loss of $13.4 million, or $0.24 per diluted share, in the third quarter of 2008.

During the third quarter of 2009, the Company opened one LOFT store and closed one Ann Taylor store and one LOFT store. In addition, we converted one Ann Taylor store to LOFT. The total store count at the end of the third quarter was 932, comprised of 313 Ann Taylor stores, 509 LOFT stores, 92 Ann Taylor Factory stores and 18 LOFT Outlet stores.

Balance Sheet Highlights

During the quarter, the Company paid down the balance of outstanding borrowings on its revolving credit facility, totaling $75 million. Following the debt pay down, the Company ended the third quarter with $134 million in cash and cash equivalents.

Total inventory per square foot at the end of the third quarter of 2009 was down 20.7% versus year-ago, primarily reflecting total inventory declines of 19.4% and 17.0% per square foot at the LOFT and Ann Taylor divisions, respectively.

Fiscal 2009 Nine-Months Results

Net sales for the first nine months of fiscal 2009 were $1.4 billion, compared with net sales of $1.7 billion in the first nine months of fiscal 2008. By division, net sales at Ann Taylor were $328.6 million in the first nine months of 2009, compared with net sales of $542.9 million in the first nine months of 2008. At LOFT, net sales were $707.7 million in the first nine months of 2009, compared with net sales of $857.1 million in the first nine months of 2008.

Comparable store sales for the first nine months of 2009 declined 22.6%, with a 36.1% decline at Ann Taylor and a 16.7% decline at LOFT.

Gross margin, as a percentage of net sales, increased 340 basis points to 55.0% in the first nine months of 2009, compared to the first nine months of 2008. Selling, general and administrative expenses declined by approximately $60.2 million, or 7.7% versus year-ago, to $725.0 million in the first nine months of 2009, relative to a weighted average square footage decline of 0.6%.

During the first nine months of 2009, the Company recorded pre-tax restructuring charges of $32.7 million, compared with pre-tax restructuring charges totaling $26.8 million in the first nine months of 2008. On an after-tax basis, restructuring charges for the first nine months of 2009 totaled $22.1 million, or $0.39 per diluted share, compared with total restructuring charges of $16.4 million, or $0.29 per diluted share, in the first nine months of 2008.

The Company also recorded pre-tax non-cash asset impairment charges totaling $15.3 million in the first nine months of 2009, related to stores not included in the Company’s restructuring program, compared with pre-tax non-cash asset impairment charges totaling $2.8 million in the first nine months of 2008. On an after-tax basis, asset impairment charges in the first nine months of 2009 totaled $10.3 million, or $0.18 per diluted share, compared with after-tax asset impairment charges of $1.7 million, or $0.03 per diluted share, in the first nine months of 2008.

Excluding the aforementioned pre-tax restructuring and asset impairment charges, operating income in the first nine months of 2009 was $22.9 million, compared with operating income of $97.0 million in the first nine months of 2008. On a GAAP basis, including restructuring and asset impairment charges, operating loss in the first nine months of 2009 was $25.2 million, compared with operating income of $67.5 million in the first nine months of 2008.

Net income, excluding the aforementioned after-tax restructuring and asset impairment charges, totaled $14.2 million, or $0.25 per diluted share, in the first nine months of 2009, compared with net income of $59.8 million, or $1.03 per diluted share, for the first nine months of 2008. On a GAAP basis, including restructuring and asset impairment charges, net loss for the first nine months of 2009 was $18.2 million, or $0.32 per diluted share, compared with net income of $41.7 million, or $0.71 per diluted share, for the first nine months of 2008.

Strategic Restructuring Program Update

The Company’s Strategic Restructuring Program, which was launched in January 2008, is expected to generate total ongoing annualized savings of $125 million over the 2008-2010 period. Of these, approximately $40 million in savings were realized in fiscal 2008, an incremental $60 million is expected to be generated in fiscal 2009, and the remainder is expected in fiscal 2010.

Costs for the multi-year program are expected to total $130-140 million, of which approximately $80 million are expected to be non-cash costs and $50-60 million are expected to be cash costs. Approximately $125 million of these program costs have already been incurred as of the third quarter of 2009.

Fiscal 2009 Fourth Quarter Outlook

The Company will continue to manage the business with a focus on gross margin performance, tightly managing inventories and expenses, and being competitive in what the Company expects to be a highly promotional retail environment in the fourth quarter.

For the fourth quarter of 2009, the Company provided the following outlook:

•	Total sales dollars are expected to be slightly below those achieved in the third quarter of 2009.

•

Gross margin rate performance is expected to decline from the levels achieved in the third quarter of 2009, reflecting anticipated heightened promotional activity to drive traffic and sales volume throughout the holiday season. We expect the fourth quarter 2009 gross margin performance to be considerably stronger than the levels achieved in the fourth quarter of 2008.

•	Selling, general and administrative expenses are estimated to be approximately $245 million.

•	The Company will continue to focus on maintaining a healthy balance sheet and expects to achieve a year-end cash position in excess of its fiscal third quarter 2009 cash position.

About Ann Taylor

Ann Taylor Stores Corporation is one of the leading women’s specialty retailers for fashionable clothing in the United States, operating 932 Ann Taylor, LOFT, Ann Taylor Factory, and LOFT Outlet stores in 46 states, the District of Columbia and Puerto Rico as of October 31, 2009, as well as online at AnnTaylor.com and LOFTonline.com. Visit AnnTaylorStoresCorp.com for more information (NYSE: ANN).

Investor Contact:	Press Contact:
Judith Pirro	Catherine Fisher
Director, Investor Relations	Vice President, Corporate Communications
Ann Taylor Stores Corporation	Ann Taylor Stores Corporation
212-541-3300 ext. 3598	212-541-3300 ext. 2199

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•

the Company’s ability to achieve the results of its restructuring program, including the risk that the benefits expected from the restructuring program will not be achieved or may take longer to achieve than expected;

•	changes in management’s assumptions and projections concerning costs and timing in execution of the restructuring program;

•	general economic conditions and the current financial crisis, including the effect on the Company’s liquidity and capital resources, and a downturn in the retail industry;

•	the behavior of financial markets, including fluctuations in interest rates and the value of the U.S. dollar against foreign currencies, or restrictions on the transfer of funds;

•

continuation of lowered levels of consumer spending, changes in levels of store traffic, lowered levels of consumer confidence and higher levels of unemployment resulting from the worldwide economic downturn;

•	the commercial and consumer credit environment;

•	continued volatility and further deterioration of the capital markets;

•	fluctuation in the Company’s level of sales and earnings growth and stock price;

•	the Company’s ability to realize deferred tax assets and the effect of external economic factors on the Company’s future funding obligations for its defined benefit pension plan;

•	competitive influences and decline in the demand for merchandise offered by the Company, and the Company’s ability to manage inventory levels;

•

the Company’s ability to manage the profitability of its existing stores, effectively renew or re-negotiate the terms of existing store leases, or locate new store sites or negotiate favorable lease terms for additional stores;

•	risks associated with the bankruptcy or significant deterioration of one or more of our major national retail landlords;

•	the Company’s ability to predict accurately client fashion preferences;

•	effectiveness of the Company’s brand awareness and marketing programs, and its ability to maintain the value of its brands;

•	the Company’s ability to successfully execute brand extensions and new concepts;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights in the United States and/or foreign countries;

•	risks associated with the performance and operations of the Company’s Internet operations;

•	a significant change in the regulatory environment applicable to the Company’s business and the Company’s ability to comply with legal and regulatory requirements;

•

risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints and the Company’s dependence on a single distribution facility;

•

the uncertainties of sourcing associated with the current quota environment, including changes in sourcing patterns resulting from legislation relating to import quotas, the imposition of duties, or other possible trade law or import restrictions;

•

risks associated with the Company’s reliance on foreign sources of production, including financial or political instability in any of the countries in which the Company’s goods are manufactured and supplier inability to obtain adequate credit or access to liquidity to finance operations;

•	risks associated with a failure by independent manufacturers to comply with the Company’s quality, product safety and social practices requirements;

•

the potential impact of natural disasters and public health concerns, including severe infectious diseases, particularly on the Company’s foreign sourcing offices and manufacturing operations of the Company’s vendors;

•	acts of war or terrorism in the United States or worldwide;

•	work stoppages, slowdowns or strikes;

•	the Company’s ability to hire, retain and train key personnel;

•	the Company’s ability to successfully upgrade and maintain its information systems, including adequate system security controls; and

•	the Company’s ability to continue operations in accordance with its business continuity plan in the event of an interruption.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

ANNTAYLOR STORES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Quarters and Nine Months Ended October 31, 2009 and November 1, 2008

(unaudited)

	Quarters Ended		Nine Months Ended
	October 31, 2009	November 1, 2008	October 31, 2009	November 1, 2008

	(in thousands, except per share amounts)

Net sales	$462,410	$527,216	$1,359,386	$1,711,194
Cost of sales	197,555	270,060	611,500	828,911

Gross margin	264,855	257,156	747,886	882,283
Selling, general and administrative expenses	246,200	254,770	725,019	785,268
Restructuring charges	630	19,893	32,722	26,761
Asset impairment charges	15,318	2,741	15,318	2,764

Operating income/(loss)	2,707	(20,248)	(25,173)	67,490
Interest income	186	311	750	1,571
Interest expense	788	325	2,598	1,025

Income/(loss) before income taxes	2,105	(20,262)	(27,021)	68,036
Income tax provision/(benefit)	36	(6,815)	(8,772)	26,336

Net income/(loss)	$2,069	$(13,447)	$(18,249)	$41,700

Earnings per share:
Basic earnings/(loss) per share	$0.04	$(0.24)	$(0.32)	$0.71

Weighted average shares outstanding	56,855	56,252	56,727	57,697

Diluted earnings/(loss) per share	$0.03	$(0.24)	$(0.32)	$0.71

Weighted average shares outstanding assuming dilution	58,037	56,252	56,727	57,861

Number of stores open at beginning of period	933	959	935	929
Number of stores opened during period	1	15	14	63
Number of stores closed during period	(2)	(8)	(17)	(26)

Number of stores open at end of period	932	966	932	966

Number of stores expanded/relocated during period *	—	—	1	8
Converted Stores**	1	—	1	—

*	Expanded stores are excluded from comparable store sales for the first year following expansion.
**	During the quarter ended October 31, 2009, the Company converted one Ann Taylor store to a LOFT store.

ANNTAYLOR STORES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

October 31, 2009, January 31, 2009 and November 1, 2008

(unaudited)

	October 31, 2009	January 31, 2009	November 1, 2008
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$134,104	$112,320	$80,687
Short term investments	5,698	—	—
Accounts receivable	26,283	14,081	23,421
Refundable income taxes	7,717	35,270	—
Merchandise inventories	211,194	173,447	274,450
Deferred income taxes	28,475	25,422	33,925
Prepaid expenses and other current assets	62,196	63,056	61,406

Total current assets	475,667	423,596	473,889
Property and equipment, net	388,370	469,687	545,958
Goodwill	—	—	286,579
Deferred financing costs, net	1,048	1,275	1,370
Deferred income taxes	42,082	53,253	25,840
Other assets	7,064	12,628	20,051

Total assets	$914,231	$960,439	$1,353,687

Liabilities and Stockholders’ Equity
Current liabilities
Trade notes and accounts payable	$92,228	$109,205	$118,835
Accrued salaries and bonus	27,426	23,883	26,103
Accrued tenancy	44,332	42,710	44,693
Gift certificates and merchandise credits redeemable	35,842	45,605	38,043
Accrued expenses and other current liabilities	81,861	84,180	89,698

Total current liabilities	281,689	305,583	317,372
Deferred lease costs	194,864	217,614	224,646
Deferred income taxes	1,673	1,898	1,633
Other liabilities	25,271	18,832	18,560

Commitments and contingencies

Stockholders’ equity
Common stock, $.0068 par value; 200,000,000 shares authorized; 82,476,328, 82,476,328 and 82,476,328 shares issued, respectively	561	561	561
Additional paid-in capital	773,450	791,852	788,638
Retained earnings	414,253	432,502	808,108
Accumulated other comprehensive loss	(6,648)	(7,702)	(4,230)

	1,181,616	1,217,213	1,593,077

Treasury stock, 23,695,785, 25,220,809 and 25,358,195 shares respectively, at cost	(770,882)	(800,701)	(801,601)

Total stockholders’ equity	410,734	416,512	791,476

Total liabilities and stockholders’ equity	$914,231	$960,439	$1,353,687